EXHIBIT 3



                              ARTICLES OF AMENDMENT
                                       OF
                          WATERSIDE CAPITAL CORPORATION



     Pursuant to Section 13.1-710 of the Code of Virginia of 1950, as amended, the following information is provided:

     1. The name of the Corporation is Waterside Capital Corporation.

     2. Article VIII, Section 8.1 is hereby deleted from the Articles of Incorporation and replaced with the following section:

        8.1 Upon the occurrence of any of the events specified in 13 C.F.R. 107.1810(d)(1)-(6), 107.1810(f)(1)-(3), 107.1820(b) or 107.1820(c) as determined by the SBA, SBA shall have the right, and the corporation consents to, SBA's exercise of such right:

        (i) upon written notice, to require the corporation to replace, with individuals approved by SBA, one or more of the Corporation's officers and/or such number of members of the Corporation's Executive Committee as is sufficient to constitute a majority of such Executive Committee; or

       (ii) to obtain the appointment of SBA or its designee as receiver of the corporation pursuant to ss. 311(c) of the SBIC Act for the purpose of continuing to operate the Corporation.

     3. Pursuant to Section 13.1-710 of the Code of Virginia of 1950, as amended, the Board of Directors of the Corporation submitted this amendment to the shareholders at the Annual Meeting of the shareholders on October 22, 1998.

     4. Pursuant to Section 13.1-654 of the Code of Virginia of 1950, as amended, the Shareholders of the Corporation adopted this amendment at the Annual Meeting of the Shareholders. Holders of shares of common stock were eligible to vote on the adoption of the amendment. At the close of business on August 14, 1998, the date fixed by the Board of Directors as the record date for the meeting of the shareholders, 1,420,900 shares of common stock were outstanding. Of those shares, 1,011,191 were voted for the amendment, 1,000 were voted against the amendment and 408,709 abstained. The number of shares of common stock voted for the amendment was sufficient to approve the amendment.

     Dated the 23rd day of November, 1998.


                                    WATERSIDE CAPITAL CORPORATION



                                    By  /s/  Gerald T. McDonald
                                        ----------------------------------------
                                             Gerald T. McDonald, Secretary/ CFO